Exhibit 99.2

Acrivon Therapeutics Reports Initial Positive Clinical Data for ACR-368 and Pipeline Program Progress Today at Corporate R&D Event

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Initial ACR-368 Phase 2b clinical data in patients with ovarian or endometrial cancers (n=26; 10 OncoSignature-positive and 16 OncoSignature-negative) are being presented
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A 50% confirmed overall response rate observed with ACR-368 in OncoSignature-positive gynecological (ovarian and endometrial) cancers
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Initial clinical validation of AP3 patient selection platform, demonstrated ability to prospectively predict ACR-368 RECIST responders (p-value = 0.0038)
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ACR-2316, a potential first-in-class dual WEE1/PKMYT1 inhibitor, IND timeline accelerated with filing now expected in Q3 2024
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Acrivon hosts Corporate R&D event webcast today at 4:15 pm ET

WATERTOWN, Massachusetts, April 24, 2024 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing its proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics (AP3), to host a corporate R&D event. The company plans to present initial positive clinical data from the ongoing registrational-intent Phase 2 ACR-368 clinical trials, which showed prospective validation of the proprietary ACR-368 OncoSignature patient selection biomarker test with a 50% confirmed objective response rate (ORR) in patients with ovarian and endometrial cancers. Acrivon is also sharing new preclinical data for ACR-2316, now with accelerated IND filing timelines, as well as actionable findings with the machine learning-enabled AP3 platform.

“Today we present initial clinical data from our ongoing Phase 2 clinical trial which we believe highlights the power of our next generation proteomics-based AP3 precision medicine platform,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon Therapeutics. “For the first time, we share statistically significant prospective validation of our AP3 patient selection approach via our ACR-368 OncoSignature assay, which demonstrated the ability to effectively identify cancer patients whose tumors are likely to respond to ACR-368 monotherapy treatment. We are extremely gratified to not only confirm the ability to identify and enrich for patient responders with ovarian cancer, but also for patients with endometrial cancer, a new tumor type identified and predicted to be sensitive to ACR-368 by our AP3 platform prior to clinical trial initiation.”

“Today’s R&D event provides us an opportunity to present the compelling preclinical data of our AP3-based, rationally-designed ACR-2316 dual WEE1/PKMYT1 inhibitor,” said Kristina Masson, Ph.D., M.B.A., co-founder and executive vice president of business operations at Acrivon

Therapeutics, Inc. and president and CEO of the company´s research subsidiary Acrivon AB. “We are excited to announce our accelerated timelines for IND filing, now expected in the third quarter with potential clinical study initiation now anticipated in the fourth quarter of this year. We believe this potential first-in-class asset, which is specifically designed for superior single-agent activity as demonstrated in preclinical studies against benchmark inhibitors, has the potential to address significant unmet treatment needs against a broad range of tumors in patients with limited treatment options.”

Company Provides Program and Data Highlights:

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An overview of the broad, actionable scientific capabilities and clinically demonstrated deliverables of the AP3 platform
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Initial ACR-368 clinical data in patients with ovarian or endometrial cancers (n=26; 10 OncoSignature-positive and 16 OncoSignature-negative) in the ongoing registrational-intent Phase 2b trial are being presented (data cut as of April 1, 2024).
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A confirmed ORR (per RECIST 1.1) of 50% was observed in the prospective cohort of OncoSignature-positive patients who were efficacy-evaluable. All confirmed responders continue to be on treatment, median duration of response (DoR) has not yet been reached. Notably, endometrial cancer is a new tumor type with significant unmet medical need that was identified and predicted to be sensitive to ACR-368 by AP3 indication screening.
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Initial, prospective validation of the AP3-based ACR-368 OncoSignature assay demonstrating its ability to identify ovarian and endometrial patients sensitive to ACR-368 monotherapy in the ongoing clinical trial, with clear segregation of RECIST responders in the OncoSignature-positive (50% confirmed ORR in 10 patients) versus OncoSignature-negative (0% ORR in 16 patients) arms (p-value=0.0038).
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In the OncoSignature-negative arm with ovarian or endometrial cancers, encouraging signs of clinical activity were observed in response to ACR-368 with ultra-low dose gemcitabine at the recommended Phase 2 combination dose, with 8 out of 16 patients achieving stable disease.
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Consistent with past trials, the ACR-368 treatment-related adverse event profile was predominantly reversible and transient with only mechanism-based, hematological adverse events.
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ACR-2316, a potential first-in-class, potent WEE1/PKMYT1 inhibitor continues to advance rapidly with IND filing now expected in Q3 2024 (vs. previous guidance of Q4 2024) and the initiation of a clinical trial is anticipated in Q4 2024. ACR-2316 is uniquely designed by AP3 for superior single-agent activity and to overcome limitations of current WEE1 inhibitors and PKMYT1 inhibitors.
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A preview of the AP3 Interactome, which is a proprietary, machine-learning-enabled interactive platform used to uncover actionable drug-induced pathway effects across all studies.

A live and recorded webcast of the event will be available through a link on the Events & Presentations page within the investor section of the company’s website at https://ir.acrivon.com/news-events/events-presentations. The webcast will be available for at least 30 days following the event.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing Acrivon’s proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics, or AP3. The AP3 platform is engineered to measure compound-specific effects on the entire tumor cell protein signaling network and drug-induced resistance mechanisms in an unbiased manner. These distinctive capabilities enable AP3’s direct application for drug design optimization for monotherapy activity, the identification of rational drug combinations, and the creation of drug-specific proprietary OncoSignature companion diagnostics that are used to identify the patients most likely to benefit from Acrivon’s drug candidates. Acrivon is currently advancing its lead candidate, ACR-368, (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial across multiple tumor types. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as monotherapy based on OncoSignature-predicted sensitivity in patients with platinum-resistant ovarian or endometrial cancer. Acrivon’s ACR-368 OncoSignature test, which has not yet obtained regulatory approval, has been extensively evaluated in preclinical studies, including in two separate, blinded, prospectively-designed studies on pretreatment tumor biopsies collected from past third-party Phase 2 trials in patients with ovarian cancer treated with ACR-368. The FDA has granted Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of ovarian cancer patients who may benefit from ACR-368 treatment. In addition to ACR-368, Acrivon is also leveraging its proprietary AP3 precision medicine platform for developing its co-crystallography-driven, internally-discovered preclinical stage pipeline programs. These include ACR-2316, a potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity as demonstrated in preclinical studies against benchmark inhibitors, and a cell cycle program with an undisclosed target.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com